Exhibit 10.21

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made and entered into as of the 16th day of May, 2014, with an effective date of August 1, 2013 (with August 1, 2013 being referred to herein as the “Fourth Amendment Effective Date”), by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and ELECTRONIC ARTS-TIBURON, A FLORIDA CORPORATION, formerly known as Tiburon Entertainment, Inc., a Florida corporation (“Tenant”).
R E C I T A L S:
A.Landlord’s predecessor-in-interest, ASP WT, L.L.C., a Delaware limited liability company, and Tenant entered into that certain Lease by and between Landlord and Tenant dated June 15, 2004 (“Original Lease”) as amended by that certain First Amendment to Lease by and between Landlord and Tenant dated December 13, 2005 (“First Amendment”), that certain Second Amendment to Lease by and between Landlord and Tenant dated May 8, 2009 (“Second Amendment”) and that certain Third Amendment to Lease by and between Landlord and Tenant dated December 24, 2009 (“Third Amendment”) (the Original Lease, the First Amendment, the Second Amendment and the Third Amendment are hereinafter referred to as the “Lease”).

B.Pursuant to the Lease, Tenant presently leases the Leased Premises, consisting of 128,240 rentable square feet in the Building, located at 1950 Summit Park Drive, Maitland, Florida 32751, together with the exclusive use of the parking garage immediately adjacent to the Building and located adjacent to the Leased Premises (“Garage”) and the non-exclusive use of certain common areas adjacent to the Leased Premises and within the Project.

C.Landlord and Tenant hereby acknowledge that Tenant presently subleases those certain premises consisting of 12,590 rentable square feet located on a portion of the third floor in Building III (the “Subleased Premises”), pursuant to that certain Sublease dated April 1, 2012 by and between Metavante Corporation, a Wisconsin corporation, as “Sublessor” and Tenant, as “Sublessee” (“Sublease”), which Sublease is subject to that certain Lease Agreement dated July 18, 2008 between Landlord and Sublessor (“Master Lease”), as affected by that certain Consent to Lease by and between Landlord, Tenant and Sublessor, dated as of May 23, 2012 (“Consent”).
D.The parties desire to further amend the Lease to extend the Term, to provide for certain improvements to the Leased Premises and to memorialize their agreement on certain other matters, all as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

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1.Recitals; Defined Terms.

aRecitals. The recitals set forth hereinabove are true and correct in all respects and are incorporated herein as fully as if set forth herein verbatim. Defined (capitalized) terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.
bDefined Terms. Defined (capitalized) terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. Section 1.1 of the Lease is hereby deleted in its entirety and the following new Section 1.1 is inserted in place and in lieu thereof:
1.1    DEFINITIONS.

a
Leased Premises shall mean those suites/floors within both the Original Premises and the Second Expansion Premises, subject to such other adjustments as are specifically contemplated and provided in the Lease.

b	Original Premises shall mean those suites/floors within Building I as described in Schedule 1.

c	Expansion Premises shall mean those suites/floors within Building II as described in Schedule 1.

d	Second Expansion Premises shall mean those suites/floors within Building I as described in Section 5 of this Second Amendment.

e	Building shall mean Building I.

f	Building I shall mean Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32801.

g	Building II shall mean Maitland Summit Park II located at 1958 Summit Park Drive, Orlando, Florida 32801.

h	Project shall mean Building I, Building II and Building III, and the parking facilities and the lots on which the said buildings are located.

i	Tenant’s Building I Square Footage shall mean 128,240 rentable square feet; Total Building I Square Footage of Building I shall mean 128,240 rentable square feet.

j
Lease Commencement Date shall mean January 1, 2005; Lease Expiration Date shall mean October 31, 2025; Lease Term shall mean the time period between and including the Lease Commencement Date and Lease Expiration Date.

k	Extension Term shall mean the time period between (and including) August 1, 2013 and October 31, 2025.

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l	Building I Base Rent shall mean those amounts as set forth in Section 13.17 of this Lease, plus applicable sales tax, if any; but subject to adjustment as provided in this Lease.

m	Base Rent shall mean Building I Base Rent, plus applicable sales tax.

n	Tenant’s Pro Rata Share shall mean 100% of the Building.

o	Deposit Not used; there is no deposit; Prepaid Rent Not used; there is no Prepaid Rent.

p	Permitted Purpose shall mean general office use and such other ancillary uses as are specifically and expressly contemplated or permitted pursuant to this Lease.

q	Authorized Number of Parking Spaces shall mean a minimum of 484 unreserved spaces at a rate of $-0- per space per month.

r	Managing Agent shall mean Landlord.

s
Landlord’s Mailing Address: 2400 Lake Orange Drive, Suite 110, Orlando, Florida 32837, telephone: 407-447-1776, and fax: 407-888-3242. Copy to: Attn: General Counsel, 500 Chesterfield Parkway, Malvern, Pennsylvania 19355.

t
Tenant’s Mailing Address: 1950 Summit Park Drive, Orlando, Florida 32810, telephone: 407-386-4000, and fax: 407-386-4555, with copy to 209 Redwood Shores Parkway, Redwood City, California 94065, attn: Vice President, Global Real Estate.

u
Market Base Rent shall mean market rents, tenant improvements, rent concessions and other typical and material financial lease terms for renewing tenants in similar Class A office space in Maitland, Florida.

v	Business Day shall mean each weekday that the majority of Banks located in Orange County, Florida are open for business.

w
Controllable CAM Charges shall mean common area maintenance, landscaping, elevator maintenance, personnel for the Project, management fee as long as management services are being provided by Landlord or an affiliate of Landlord, and other miscellaneous maintenance required as part of the Project Services.

x	Non-Controllable CAM Charges shall mean all CAM Charges including without limitation, taxes, insurance and utilities, that are not Controllable CAM Charges.

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y	Controllable CAM Charges Cap shall mean a maximum annual increase in the amount of Controllable CAM Charges equal to four percent (4%) per annum.

z
CAM Charges Force Majeure shall mean any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party.

aa
Affiliate shall mean (1) any entity controlling, controlled, or under common control of, Tenant (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

2.Extension of Term. Effective as of the Fourth Amendment Effective Date, the Term of the Lease is hereby extended through and including October 31, 2025, unless sooner terminated or extended in accordance with the provisions of the Lease or this Fourth Amendment.
3.Base Rent. Commencing as of the Fourth Amendment Effective Date and through and including the new Lease Expiration Date, Base Rent shall be paid, in accordance with the provisions of the Lease, at the rental rates set forth below:

Date	Rate PSF	Monthly Rent
8/1/13 – 10/31/13	$0.00	$0.00
11/1/13 – 10/31/14	$15.80	$168,849.33
11/1/14 – 10/31/15	$16.20	$173,124.00
11/1/15 – 10/31/16	$16.60	$177,398.67
11/1/16 – 10/31/17	$17.01	$181,780.20
11/1/17 – 10/31/18	$17.44	$186,375.47
11/1/18 – 10/31/19	$17.88	$191,077.60
11/1/19 – 10/31/20	$18.32	$195,779.73
11/1/20 – 10/31/21	$18.78	$200,695.60
11/1/21 – 10/31/22	$19.25	$205,718.33
11/1/22 – 10/31/23	$19.73	$210,847.93
11/1/23 – 10/31/24	$20.23	$216,191.27
11/1/24 – 10/31/25	$20.73	$221,534.60
If, and to the extent, that Tenant has paid any Base Rent or any additional sums or charges in excess of that required in accordance with the foregoing provisions, the same shall be refunded to Tenant promptly following the Fourth Amendment Effective Date or credited by Landlord to Tenant against the next future payment(s) of Base Rent that become due.

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4.CAM Charges; Maintenance Services.
(a)     Tenant Maintenance Services. Notwithstanding anything contained in the Lease to the contrary, the parties acknowledge that Tenant has been performing certain Maintenance Services, at Tenant’s expense, with the consent and permission of Landlord, which Maintenance Services are the obligation of the Landlord under the Lease. Accordingly, the parties desire to: (i) memorialize their agreement with respect to such Maintenance Services as of the Fourth Amendment Effective Date and (ii) to memorialize their agreement that no reconciliation of Operating Costs prior to the Fourth Amendment Effective Date, shall be made between the parties for any period during the Term prior to calendar year 2013.
Pursuant to the foregoing, the parties hereby agree that Landlord shall continue to be liable and responsible for the performance of all Maintenance Services set forth in the Lease and all other repair and maintenance obligations imposed under the Lease, except for and excluding the Maintenance Services outlined in Exhibit A and made a part hereof (“Tenant Maintenance Services”), which Tenant Maintenance Services shall be performed by Tenant, at its expense, and any cost thereof shall not be included in CAM Charges (as defined below) as of the Fourth Amendment Effective Date. All references in the Lease to Project Services to be provided by Landlord shall not include Tenant Maintenance Services.
Tenant’s maintenance obligations hereunder shall be accomplished at Tenant’s sole cost and expense in a first class manner and performed as required to have been performed by Landlord under the terms and provisions of the Lease as related to the Tenant Maintenance Services. Tenant shall be solely responsible for the payment of all water, sewer, gas, and other utility charges (including electricity charges) for the Building. While Tenant is providing Tenant Maintenance Services as provided in this Section, CAM Charges shall not include costs incurred by Tenant related to the provision of the Tenant Maintenance Services. As long as Tenant manages all or any portion of the Building or the Building Systems as provided in this Section, Tenant agrees to indemnify Landlord as to any claims, damages, liability or expenses of Landlord, including reasonable attorneys' fees or costs, arising from or related to the management of all or any portion of the Building and/or Building Systems by Tenant. This indemnity shall survive the termination or expiration of the Lease.
While Tenant is providing the Tenant Maintenance Services, Tenant shall provide Landlord with at least 48 hours prior notice of any fire, building or other governmental inspections, and Landlord shall be entitled to have a representative present during such inspections. Tenant shall ensure that the Building is maintained at a level similar to or better than Landlord’s maintenance standards applicable to the Building and the Project. All third parties performing the Tenant Maintenance Services shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with copies of all maintenance reports prepared by or at the direction of Tenant, within five (5) business days after receipt by Tenant. Tenant shall provide complete copies of all contracts entered into by Tenant for the provision of Tenant Maintenance Services. Tenant will adhere to Landlord and FM Global Fire Protection Impairment Procedures, Hot Work Permit Procedures, without exception, including Red Tag. Tenant must follow OSHA Lockout/Tagout procedures when working on electrical equipment. Tenant will

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ensure all reasonable insurance requirements established by Landlord for contractors/subcontractors are met and maintained by all of Tenant’s contractors and vendors performing Tenant Maintenance Services and certificates of insurance for such parties must be sent to Landlord for approval prior to any contractor or vendor starting work. Tenant shall strictly adhere to all local, state and national building and fire codes applicable to Tenant Maintenance Services.

(b)    Transition of Operating Costs to CAM Charges. In light of the agreement of the parties set forth in subsection 4(a) above, and in light of the fact that the Leased Premises consist of 100% of the rentable square footage of the Building, the parties hereby agree that, as of the Fourth Amendment Effective Date, and for so long as Tenant is providing the Tenant Maintenance Services, Tenant shall pay, as additional rent under the Lease, 100% of CAM Charges (as defined below) for the Building in accordance with the provisions of this Section 4, and, as of the Fourth Amendment Effective Date, any reference in the Lease to Operating Costs or Excess Operating Costs shall mean and refer to 100% of Landlord’s CAM Charges for the Building. Moreover, any reference to Tenant’s Pro Rata Share shall mean and refer to 100%. As of the date hereof, Landlord estimates that CAM Charges for the Building for 2014 are $3.87 per square foot. In addition, as of the Fourth Amendment Effective Date and for so long as Tenant is providing the Tenant Maintenance Services, any reference to the term “Base Year” is hereby deleted, and starting in 2014, Landlord shall cap increases in Controllable CAM Charges to four percent (4%) per year, provided that such Controllable CAM Charges Cap shall not apply to Non- Controllable CAM Charges; provided, however, that the cap on controllable operating cost increases set forth in Section 3.3.b. of the Original Lease remains in effect for 2013.

(c)    Cessation. Tenant may elect at any time upon thirty (30) days written notice to Landlord to cease providing the Tenant Maintenance Services. At any time that Landlord determines, in its reasonable discretion, that Tenant is not providing the Tenant Maintenance Services as required by the Lease, Landlord shall have the right to terminate Tenant’s right to provide the Tenant Maintenance Services by delivery of written notice to Tenant, whereupon Tenant’s right to provide the Tenant Maintenance Services, as set forth in this Fourth Amendment, shall terminate and cease on the date that is thirty (30) days after the date of Landlord’s written notice, unless remedied by Tenant, prior to such date, to Landlord’s reasonable satisfaction. In either such cessation event, the provisions of this Section 4 shall no longer apply, and Operating Costs shall include any reasonable, out of pocket costs and expenses incurred by Landlord to remedy any deferred or improper maintenance by Tenant, and reasonable remediation actions needed to bring the Building to the level required in this Lease, and thereafter with respect to providing all of the Maintenance Services.

(d)    Security Procedures. While Tenant is performing the Tenant Maintenance Services, which shall minimize the necessity of access to the Leased Premises by Landlord, except to perform maintenance related to the Building elevator systems as provided in Exhibit B, Landlord hereby agrees to comply with Tenant’s security procedures for access to the Leased Premises attached hereto as Exhibit B and made a part hereof (“Tenant’s Security Procedures”).

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(e)    CAM Charges. Section 3.3 of the Original Lease, as amended and restated in Section 8 of the Second Amendment, is hereby amended and restated in its entirety as follows:

“CAM Charges. As used in this Lease, the term “CAM Charges” shall mean all reasonable third party expenses incurred by Landlord in providing Project Services, for ad valorem real property taxes and assessments levied against the Leased Premises and the Building by governmental authority, for the share of any assessments levied against the Building or the Leased Premises pursuant to any recorded instrument or otherwise applicable to the Project but only as to the amount thereof allocable to the Leased Premises or the Building and for any insurance premiums Landlord is required to pay with respect to the Building or Leased Premises pursuant to this Lease. Notwithstanding anything contained herein to the contrary, CAM Charges shall exclude or have deducted from them, the expenses listed on Exhibit F, attached hereto and made a part hereof.

Prior to the beginning of each calendar year, and from time to time thereafter, Landlord shall deliver to Tenant its estimate of the CAM Charges to be incurred during the next calendar year. Landlord may adjust the estimate from time to time during the year to which it relates.

On the first day of each month during the Lease Term, Tenant shall pay to Landlord, as additional rent, without offset or deduction, an amount equal to one-twelfth (1/12) of the estimated annual CAM Charges as calculated by Landlord. Within ninety (90) days following the end of each calendar year, Landlord shall furnish to Tenant a statement showing the total actual CAM Charges for the calendar year just expired and payments made by Tenant during such calendar year. If the actual CAM Charges for such calendar year exceed the aggregate of Tenant’s monthly payments made during the calendar year just expired, Tenant shall pay to Landlord the deficiency within thirty (30) days after receipt of said statement. If Tenant’s payments exceed the actual CAM Charges as shown on such statement, Landlord shall pay to Tenant the overage within thirty (30) days after receipt of said statement.

Promptly following the delivery by Landlord to Tenant of the aforementioned statement, the estimated CAM Charges shall be adjusted accordingly for the ensuing calendar year. Upon computation of the CAM Charges and the corresponding adjustment of the estimated CAM Charges for the current calendar year and the communication of that adjustment by Landlord to Tenant, Tenant shall pay, with the monthly installment of Base Rent and the adjusted amount of CAM Charges next due following communication of such adjustments, the difference, if any, between the monthly estimated CAM Charges for the preceding calendar year and the monthly estimated CAM Charges for the current calendar year, multiplied by the number of months, if any, elapsed during the then current calendar year prior to such communication.

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Tenant shall have the right to audit Landlord’s CAM Charges from time to time during the Lease Term hereof, at a cost to be borne by Tenant, except as otherwise provided hereinbelow. In the event that CAM Charges are determined to be overstated during the course of any such audit, then Landlord shall credit the excess rent against Base Rent payments thereafter becoming due. If CAM Charges are determined to be overstated by more than five percent (5%) thereof during the course of any such audit, then Landlord shall credit the reasonable cost of such audit (provide such audit is performed on an hourly or service fee basis and not on a contingency, success fee or similar basis), as well as any excess, against Base Rent payments thereafter becoming due. In addition to any notice of CAM Charges required hereunder, Landlord shall provide quarterly statements of CAM Charges, within twenty (20) days following the end of each calendar quarter, during the term hereof, to Tenant for Tenant’s review.”
5.Improvements to the Leased Premises. Landlord and Tenant hereby acknowledge and agree that Landlord shall perform certain improvements to the Leased Premises in accordance with the provisions of this Fourth Amendment, including, without limitation, the work letter attached hereto and made a part hereof as Exhibit C (the “Work Letter”). The provisions governing such improvements are set forth in the Work Letter.
No portion of the Leased Premises or the Project shall be subject to any liens for improvements made by Tenant. Tenant shall keep the Leased Premises and the Project free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant acknowledges that Landlord has filed a certain Statement by Property Owner Pursuant to Section 713.10, Florida Statutes Prohibiting Construction Liens, dated October 24, 2008 and recorded October 29, 2008 in Official Records Book 9782, Page 7029, Public Records of Orange County, Florida (the “Statement Prohibiting Construction Liens”), which applies to the Project. Tenant agrees to notify each of Tenant’s contractors in writing that no portion of the Leased Premises or the Project shall be subject to any liens for improvements made by Tenant, and provide a copy of the Statement Prohibiting Construction Liens to each and every contractor engaged by Tenant for performance of any part of, or delivery of materials for, the work performed by or at the direction of Tenant, and will also require such contractors and material suppliers to provide a copy to each of their subcontractors and material suppliers.
6.Termination and Contraction Rights.
(a)    Contraction. Tenant shall have a one-time right to terminate a portion of the Leased Premises consisting of the top floor (sixth floor) of the Leased Premises, or another full floor if mutually agreed upon by Landlord and Tenant (the “Terminated Floor”) effective March 1, 2017 by providing not less than nine (9) months prior written notice to Landlord (“Contraction Notice”), and, simultaneous with the delivery of the Contraction Notice to Landlord, paying a contraction fee of $625,000 (“Contraction Fee”). The Contraction Fee shall be reported as receipt of a “Contraction Fee” in Landlord’s electronic financial records, it being the intention of the parties that the Contraction Fee is not for rent or use of the Leased Premises and that no State of Florida sales tax shall be due on the Contraction Fee. If sales tax is required to be paid with respect to the

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Contraction Fee, the Tenant shall pay said sales tax, plus all interest, late fees and penalties, within thirty (30) days of imposition by the Florida Department of Revenue, unless the same was due, solely and directly, to the Landlord’s failure to record the Contraction Fee as a Contraction Fee in Landlord’s electronic financial records. Tenant agrees to indemnify Landlord as to any claims, damages, liability or expenses of Landlord, including reasonable attorneys' fees or costs, arising from or related to sales tax that may be due with respect to the Contraction Fee, including any interest, late fees and penalties. This indemnity shall survive the contraction or expiration of the Lease. The foregoing option to downsize is subject to there being no event of default by Tenant under this Lease at the time such option is exercised that is not cured within the applicable cure period and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months.
Upon Tenant properly exercising its contraction option set forth in this paragraph, the number of parking spaces allocated to Tenant shall be reduced by 91 spaces, and the provisions of Section 4(c) shall be triggered so that Tenant shall no longer have the right to provide the Tenant Maintenance Services. Tenant shall be required to modify Tenant’s security features to allow access to the Terminated Floor, through the building elevators, freight elevator and stairwells, by one or more other tenants of the Building, without passing through Tenant’s security features. Tenant shall not be required to remove or modify any improvements in the common areas and lobby as existing and configured as of the date hereof but may be required to do so in the event of substantive alterations to the common areas and lobby in the future; provided, however, that Tenant shall not be obligated to make any such alterations unless, at the time that Landlord approves the plans and specifications for such alterations, Landlord advises Tenant, in writing, of which proposed improvements to the common areas and lobby area on the first floor will have to be altered if and when the Contraction Right is exercised. Such changes shall be contained in an amendment signed by Landlord and Tenant prior to the contraction taking effect.
The contraction right of Tenant, described in in this Section 6(a) (the “Contraction Right”), is personal to Tenant and any assignees that were either consented to or deemed consented to by Landlord, or are Affiliates and are non-transferable to any other assignee or sublessee. If all or a portion of the Leased Premises in excess of one (1) full floor has been sublet to any third party other than an Affiliate, the Contraction Right shall be deemed null and void and Tenant and/or any such sublessee shall not have the right to exercise such Contraction Right.
(b)    Termination. Provided Tenant is not in default beyond any applicable cure or grace period, Tenant may elect to terminate this Lease as of October 31, 2021 (the “Termination Date”), by giving Landlord written notice (“Tenant’s Notice”) not later than January 31, 2021 and not sooner than October 31, 2020. Within thirty (30) days following the Termination Date, Tenant shall pay a termination fee (“Termination Fee”) equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00). Notwithstanding the foregoing, if Tenant exercises Tenant’s Contraction Right set forth in Section 6(a) above, then the Termination Date shall be changed to October 31, 2022, so that Tenant will be required to provide Tenant’s Notice not later than January 31, 2022 and not sooner than October 31, 2021; provided, further that in such event the Termination Fee does not change. If this Option is timely exercised, Tenant will deliver possession of the Leased Premises to Landlord on the Termination Date in accordance with the terms of the Lease and all other terms

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and provisions will apply as if the Lease had expired according to its terms, including Tenant’s obligation for payment of Tenant’s Excess Operating Costs attributable to periods prior to the Termination Date at such time as such obligation is determined. If Tenant fails to timely give notice, Tenant will be deemed to have waived its right to terminate under this section. The Termination Fee shall be reported as receipt of a “Termination Fee” in Landlord’s electronic financial records, it being the intention of the parties that the Termination Fee is not for rent or use of the Leased Premises and that no State of Florida sales tax shall be due on the Termination Fee. If sales tax is required to be paid with respect to the Termination Fee, the Tenant shall pay said sales tax, plus all interest, late fees and penalties, within thirty (30) days of imposition by the Florida Department of Revenue, unless the same was due, solely and directly, to the Landlord’s failure to record the Termination Fee as a Termination Fee in Landlord’s electronic financial records. Tenant agrees to indemnify Landlord as to any claims, damages, liability or expenses of Landlord, including reasonable attorneys' fees or costs, arising from or related to sales tax that may be due with respect to the Termination Fee, including any interest, late fees and penalties. This indemnity shall survive the termination or expiration of the Lease.
The early termination right of Tenant, described in this Section 6(b) (the “Termination Right”), is personal to Tenant and any assignees that were either consented to or deemed consented to by Landlord, or are Affiliates and are non-transferable to any other assignee or sublessee. If all or a portion of the Leased Premises in excess of one (1) full floor has been sublet to any third party other than an Affiliate, the Termination Right shall be deemed null and void and Tenant and/or any such sublessee shall not have the right to exercise such Termination Right.
7.Expansion Rights.
(a)    Subleased Premises. In the event that the Master Lease is terminated at any time during the Term hereof for any reason other than a default due to the acts or omissions of Tenant, as sublessee thereunder, and such termination occurs when Tenant occupies the Subleased Premises pursuant to the Sublease, in order to assure Tenant of the continuation of its use and occupancy of the Subleased Premises without interruption, Landlord hereby grants to Tenant an option to add the Subleased Premises to the Lease hereunder, upon the terms and conditions set forth in this Section and in the Consent. The provisions of this Section 7(a) supplement and are intended to be in addition to the rights granted to Tenant in the Consent. Landlord shall give written notice to Tenant within seven (7) business days after Landlord sends to Sublessor, or receives from Sublessor, written notice that the Master Lease is terminated, or being terminated, and that the termination date will occur prior to the expiration of the current term of the Sublease. Tenant shall have ten (10) business days following its receipt of such written notice from Landlord within which to exercise the expansion option granted by this Section. In the event Tenant exercises its expansion option granted pursuant to this Section to add the Subleased Premises to the Leased Premises governed by the Lease, then Tenant and Landlord shall negotiate in good faith to agree to the terms of an amendment to the Lease (the “Lease Amendment”) consistent with the terms of this Section. The Lease Amendment shall provide, among other provisions, that (1) the Subleased Premises shall be added to the “Leased Premises” under the Lease upon all of the terms and conditions outlined in the Lease applicable to the Leased Premises, including rental rates, (2) the Base Rent, at the amount per rentable square foot as set forth in this Fourth Amendment, as applicable during such

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lease year, (3) Tenant and Landlord reaffirm all other terms and conditions set forth in the Lease, as amended by this Fourth Amendment, to apply to the Subleased Premises, with the exception of the provisions set forth in Section 4 above related to the Tenant Maintenance Services, (3) Landlord shall have a relocation right for the Subleased Premises, to allow Landlord to change the location of the Subleased Premises within Building III, subject to the provisions contained herein and (4) Tenant will be provided with the same parking spaces as granted to Tenant under the Sublease. The parties shall enter into the Lease Amendment prior to the date of termination of the Master Lease.

With respect to such relocation, such Lease Amendment shall provide for the following:

(i)    The premises to which Tenant shall be relocated (“Substitute Premises”) shall be within Building III, in a size and configuration comparable to the Subleased Premises;

(ii)    Prior to the obligation of Tenant to relocate to the Substitute Premises, the Landlord shall construct such tenant improvements, at Landlord’s sole cost and expense, as are necessary to render the Substitute Premises in the same or comparable condition as the Subleased Premises;

(iii)    Landlord shall pay all reasonable costs associated with such relocation, including, without limitation, all cost of the physical relocation of the Subleased Premises and new promotional materials, business cards, letterhead, signage and other business related materials that reference the suite number and the cost of moving any phone and computers and installing related cabling; and
(iv)    An appropriate adjustment in the Base Rent and Tenant’s Pro Rata Share of any Operating Expenses based upon any variance in the size of the Substitute Premises (but not the rate on a per square foot basis), but in no event shall Tenant be obligated to pay any rent or Operating Expenses in excess of the amount Tenant pays under the Lease for the Subleased Premises.
Tenant’s right to exercise this option is conditioned upon Tenant not being in default of the time of exercise or as of the date upon which the Subleased Premises is added to the Lease.

It is expressly understood and agreed that the option granted to Tenant under this subsection 7(a) shall apply only if and when the existing lease rights of Metavante Corporation (“Metavante”) cease in Building III in a manner which results in the loss of Tenant’s possessory rights in Building III.
(b)    Right of First Offer – Building III. In addition to the option set forth in subsection 7(a) above, at all times during the Term of this Lease, Landlord grants Tenant a continuous right of first offer (“Right of First Offer for Building III”) on all or any portion of Building III in accordance with the provisions contained in this Section. At such time as Landlord desires to lease

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all or any portion of Building III (“Right of First Offer Space for Building III”), Landlord shall give written notice thereof to Tenant specifying the terms and provisions upon which Landlord would offer to lease the Right of First Offer Space for Building III to third parties (“Landlord’s Offer Notice for Building III”). Tenant shall have five (5) business days after receipt of Landlord’s Offer Notice for Building III within which to give Landlord notice of its election to exercise its Right of First Offer for Building III as to the Right of First Offer Space for Building III (“Tenant’s Offer Notice for Building III”).
Tenant’s Right of First Offer for Building III is subject and subordinate only to (a) the existing expansion rights of other tenants in Building III in place as of the date hereof, which are existing lease rights to occupy its leased space, renewal rights and a right of first refusal and right of first offer of Metavante, and (b) the rights of first opportunity for Building III held by Schwab.
If Tenant does not timely give Tenant’s Offer Notice for Building III or notifies Landlord that Tenant does not elect to exercise its Right of First Offer for Building III, it will be presumed that Tenant has waived its Right of First Offer for Building III and Landlord shall be free to lease the Right of First Offer Space for Building III to anyone to whom it desires and Tenant will have no further expansion rights with respect to Building III pursuant to this Section 7(b) until any Right of First Offer Space for Building III again becomes available.

Unless expressly waived by Landlord, Tenant’s Right of First Offer for Building III is conditioned upon Tenant not being in default under the Lease at the time of the exercise of the Right of First Offer for Building III or on the date the Tenant’s occupancy of the Right of First Offer Space for Building III is scheduled to commence.
(c)    Right of First Offer – Building II. Landlord has advised Tenant that Landlord presently leases the entirety of Building II to Schwab. At all times during the Term of this Lease, Landlord grants Tenant a continuous right of first offer (“Right of First Offer for Building II”) on all or any portion of Building II in accordance with the provisions contained in this Section. At such time as Landlord desires to lease all or any portion of Building II (“Right of First Offer Space for Building II”), Landlord shall give written notice thereof to Tenant specifying the terms and provisions upon which Landlord would offer to lease the Right of First Offer Space for Building II to third parties (“Landlord’s Offer Notice for Building II”). Tenant shall have five (5) business days after receipt of Landlord’s Offer Notice for Building II within which to give Landlord notice of its election to exercise its Right of First Offer for Building II as to the Right of First Offer Space for Building II (“Tenant Offer Notice for Building II”).
Tenant’s Right of First Offer for Building II is subject and subordinate only to the existing rights of tenant Schwab in place as of the date hereof, which are only that Schwab has existing lease rights to occupy its leased space with renewal rights.
If Tenant does not timely give Tenant’s Offer Notice for Building II or notifies Landlord that Tenant does not elect to exercise its Right of First Offer for Building II, it will be presumed that Tenant has waived its Right of First Offer for Building II and Landlord shall be free to lease the Right of First Offer Space for Building II to anyone to whom it desires and Tenant will have no

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further expansion rights to Building II pursuant to this Section 7(c) until any Right of First Offer Space for Building II again becomes available.

Unless expressly waived by Landlord, Tenant’s Right of First Offer for Building II is conditioned upon Tenant not being in default under the Lease at the time of the exercise of the Right of First Offer for Building II or on the date the Tenant’s occupancy of the Right of First Offer Space for Building II is scheduled to commence.
(d)    Personal Rights. The rights of Tenant described in subsections (b) and (c) above in this Section 7 (the “Expansion Rights”) are personal to Tenant and its Affiliates and are non-transferable to any other assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or any other party. If this Lease has been assigned, or all or a portion of the Leased Premises has been sublet, to any third party other than an Affiliate, the Expansion Rights in (b) and (c) above in this Section 7 shall be deemed null and void and Tenant (or any such assignee/sublessee) shall not have the right to exercise such Expansion Rights.
8.Renewal Options; Option to Extend. Landlord grants Tenant an option (the “Option”) to extend the term of the Lease for two (2) additional terms of five (5) years each (the “Option Term” or “Option Terms”). The Option applies to the entire Leased Premises or to one or more full floors as selected by Tenant, and is on the following conditions:
(a)    Notice of Tenant's interest in exercising the Option must be given to Landlord no later than twelve (12) months and no earlier than eighteen (18) months, prior to the Expiration Date of the Term (“Tenant's Notice”). Within thirty (30) days after being given Tenant's Notice, Landlord will notify Tenant of the Base Rent applicable during the Option Term (“Option Rental Rate”) calculated by Landlord to be the Prevailing Market Rental Rate (as defined below) and any allowances that Landlord will make available to Tenant (“Landlord's Notice”).
(b)    Tenant has seven (7) days after having been given Landlord's Notice to dispute the proposed Option Rental Rate quoted by Landlord by delivering written notice of dispute to Landlord. If Tenant does not timely dispute the proposed Option Rental Rate, the Term will be deemed extended on the terms as set forth in Landlord's Notice at the Option Rental Rate proposed by Landlord, and the parties will execute an amendment evidencing the extension. If Tenant disputes Landlord's determination of the Option Rental Rate, Tenant shall give written notice of such dispute to Landlord (“Dispute Notice”) within the seven (7) day period and the Option Rental Rate shall thereafter be determined in accordance with Section (f) below.
(c)    Unless Landlord is timely notified by Tenant in accordance with Section (a) above, it will be conclusively deemed that Tenant has not exercised the Option and the Lease will expire in accordance with its terms on the Lease Expiration Date of the Term.
(d)    Unless expressly waived by Landlord, Tenant's right to exercise the Option is conditioned on Tenant not being in default at the time of exercise or commencement of the particular Option Term.

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(e)    The provisions of the Lease shall be applicable during any Option Term, except that any allowances shall be as set forth in Landlord’s Notice and Base Rent shall be equal to the Option Rental Rate as set forth in Landlord’s Notice, unless determined in accordance with Section (f) below.
(f)    Following giving of Tenant's Dispute Notice, Landlord and Tenant shall promptly negotiate to determine a mutually acceptable Option Rental Rate. If the parties mutually agree upon a new Option Rental rate, such agreed rate shall be the Base Rent rate applicable during the particular Option Term. If the parties have not agreed within 20 days after the giving of Tenant's Dispute Notice, then within such 20-day period Landlord and Tenant shall endeavor to agree upon (i) an independent and qualified licensed real estate broker of good reputation, or (ii) independent and qualified licensed real estate appraiser of good reputation, who is a member of the Appraisal Institute (or its successor) with a then current senior designation of MAI and of good reputation, and provided such broker/appraiser shall have at least ten (10) years’ experience in the real estate market in which the Building is located, and who has not been engaged by Landlord or Tenant within the five year period immediately preceding their appointment hereunder, to act as arbitrator (“Arbitrator”); otherwise, they shall each select, within the foregoing 20-day period, a real estate broker/real estate appraiser who meets the above qualifications and together such parties will then select a real estate broker /real estate appraiser who meets the above qualifications and who shall be deemed the Arbitrator. Within ten (10) days after designation of the Arbitrator, Landlord and Tenant each shall give notice of its determination of the Prevailing Market Rental Rate supported by the reasons therefor by delivering copies to each other and the Arbitrator, under an arrangement for simultaneous exchange of such determinations. The Arbitrator will review each party's determination and select the one which most accurately reflects such Arbitrator's determination of the Prevailing Market Rental Rate. Such selection shall be final and binding on both parties and shall be the Option Rental Rate paid during the particular Option Term. The Arbitrator shall have no right to propose a middle ground or any modifications of either party’s determination of the Prevailing Market Rental Rate. The Arbitrator’s costs incurred in this procedure shall be shared equally by Landlord and Tenant and shall be fixed when the Arbitrator is selected. For purposes of this paragraph, “Prevailing Market Rental Rate” means the annual amount per rentable square foot that a willing tenant would pay and a willing landlord would accept for Base Rent following arm’s length negotiations with respect to an Assumed Lease (defined below) under the circumstances then obtaining. Assumed Lease means (i) a lease or renewal having a commencement date within 6 months of Tenant's Notice for space of approximately the same size as the Leased Premises, located in a Comparable Building (defined below) or portion thereof, for a term equal in length to the Option Term; (ii) a real estate commission is payable with respect to such extension to the extent a third party commission with respect to extension is agreed or obligated to be paid by Landlord; and (iii) taking into consideration allowances, if any, as provided in Landlord's Notice. Comparable Building means any then-existing building having a similar configuration and otherwise similar to the Building in comparable “Class A” office buildings in the immediate area of the Building, commonly known as the Maitland Center business district, and that is of a size, location, quality and prestige comparable to the Building, provided that appropriate adjustments shall be made to adjust for differences in the size, location, age, efficiency of floorplate, and quality of any Comparable Building and the Building.

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(g)    After exercise with respect to the last Option Term, or failure to exercise the Option as to any Option Term, Tenant shall have no further rights to extend the Term.
(h)    The provisions of this Section 8 amend and restate in their entirety the provisions of Section 12.4 of the Original Lease and Section 10 of the Second Amendment.
(i)    The Option of Tenant described in in this Section 8 is personal to Tenant and any assignees that were either consented to or deemed consented to by Landlord, or are Affiliates and are non-transferable to any other assignee or sublessee. If all or a portion of the Leased Premises in excess of one (1) full floor has been sublet to any third party other than an Affiliate, the Option of Tenant shall be deemed null and void and Tenant and/or any such sublessee shall not have the right to exercise such Option of Tenant.
(j)    If the Option of Tenant applies to only a part of the Premises, then the provisions of Section 4(c) shall be triggered so that Tenant shall no longer have the right to provide the Tenant Maintenance Services.
9.Sports Field. Landlord and Tenant hereby agree that Tenant has the right, but not the obligation, at its sole election, to use the outdoor area labeled as “Potential Athletic Field” on Exhibit E, attached hereto and made a part hereof (“Field”) as an athletic field for athletic activities for its employees, at no additional rent to Tenant. The use of the Field by Tenant shall be subject to the following conditions:
(a)    If Tenant elects to use the Field in accordance with the provisions of this Section 9, Tenant shall give written notice thereof to Landlord, no later than the date that is two (2) years after the Fourth Amendment Effective Date (“Sports Field Notice”). If Tenant fails to deliver a Sports Field Notice on or before such date, then Tenant’s right to construct and use the Field shall terminate. Unless and until Tenant makes such election, the provisions of this Section 9 shall not be in effect. If Tenant makes such written election, Tenant shall be entitled to make improvements to the Field, which may include both surface and above-ground improvements, including, without limitation, a building of no more than 2,000 square feet, and the installation of sports related improvements (e.g., field markings for certain games, soccer/lacrosse goals, nets and the like) (“Field Improvements”), provided that Tenant obtains, at Tenant’s sole cost and expense, any and all governmental permits, approvals and consents for the Field Improvements and provided that all Field Improvements shall be considered an alteration governed by the provisions of Section 6.1 of the Lease. Tenant shall comply with the provisions of Section 6.1 of the Lease irrespective of the cost of the Field Improvements, including, without limitation, obtaining Landlord’s prior written consent. Upon Tenant’s delivery of the Sports Field Notice, the Field and all Field Improvements, when constructed, shall be considered a part of the common areas of the Project, subject to the uses and restrictions set forth herein;

(b)    No Field Improvements which may be made by Tenant shall interfere with the function of the Field as part of the stormwater management system for the Project, and Tenant shall not be permitted to make any change to the grading of the Field;

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(c)    Prior to the construction or installation of any Field Improvements, Tenant shall provide plans and specifications therefor to Landlord for Landlord’s prior written approval, which written approval shall not be unreasonably withheld, delayed or conditioned. At such time as Tenant provides such proposed plans and specifications, Landlord and Tenant shall cooperate in order to identify any elements of the Field or such stormwater management system or any recorded easements or governmental permits and approvals affecting the Field which may impact Tenant’s use thereof or the installation and use of the Field Improvements.

(d)    As consideration for Tenant’s expense in installing the Field Improvements described herein, Tenant shall have priority rights for the use of the Field. Subject to such priority rights, other tenants in the Project may use the Field on a non-exclusive basis, but Tenant shall have no obligation or liability to Landlord of any kind, nature or description arising out of the use of the Field by such other tenants. Landlord shall perform reasonable maintenance of the Field which shall be included in CAM Charges under the Lease.

(e)    Tenant shall provide commercial general liability insurance covering the Field to the extent required to be obtained by Tenant under the Lease, and otherwise on the terms and conditions outlined in the Lease applicable to Tenant’s commercial general liability insurance. In addition, within a reasonable period following substantial completion of any Field Improvements made by Tenant, Tenant shall furnish evidence of the full payment by Tenant for such improvements and the release of any applicable lien from any contractor, subcontractor or other potential lienor.

(f)    Landlord makes no representations or warranties regarding the suitability of the Field for Tenant’s intended use, or the ability to obtain permits for the construction or use of any Field Improvements. Tenant agrees to indemnify Landlord for any claims, damages, liability or expenses of Landlord, including reasonable attorneys’ fees or costs, arising from or related to the use of the Field or Field Improvements by Tenant and Tenant’s express invitees (but not arising from or related to the use of the Field or Field Improvements by any other person) and/or the negligent installation or negligent construction of the Field Improvements by or at the direction of Tenant and the breach by Tenant of Tenant’s obligations under this Section 9. This indemnity shall survive the termination or expiration of the Lease.

10.Surrender and Restoration. Notwithstanding anything contained in the Lease to the contrary, Tenant shall have no restoration obligation upon surrender of the Leased Premises; provided, however that at the time that Landlord has approved the final plans and specifications for the work to be performed under the Work Letter for the common areas on the first floor of the Building (“Lobby”), Landlord shall notify Tenant in writing which of such improvements (which could be all) to the Lobby will be required to be restored by Tenant at the end of the Term. If restoration is required, the Lobby, or such portion as contained in Landlord’s notice, shall be surrendered in the same or better condition as when the Original Lease commenced, ordinary wear and tear excepted.

11.Parking. Tenant shall retain all parking rights granted by the existing Lease and the Sublease, including, without limitation, the exclusive right, use and possession of the parking

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garage immediately adjacent to the Building, consisting of approximately 546 parking spaces, and the non-exclusive use of 63 parking spaces in the parking garage associated with the Subleased Premises.
12.Storage. The first floor of the Garage contains a designated storage area (“Storage Room”). Landlord and Tenant hereby acknowledge and reaffirm Tenant’s right to use, for storage, an area within the Storage Room, consisting of approximately 952 square feet, in the location currently being utilized by Tenant. Landlord hereby agrees that Tenant have the right to use an additional area in the Storage Room, consisting of approximately 470 square feet currently being utilized by Tenant. Landlord shall retain all rights as to the remaining portion of the Storage Room. There shall be no cost or fee of any kind to Tenant for either storage space in the Storage Room, but such Tenant storage areas shall be considered as a part of the Leased Premises for purposes of the Lease.
13.Non-Disturbance. Notwithstanding anything contained in the Lease to the contrary, Tenant’s obligation to subordinate its rights under the Lease to any mortgage encumbering the Leased Premises in the future and to attorn to any purchaser, transferee or successor landlord arising out of any foreclosure, deed in lieu of foreclosure or sale of the Leased Premises, shall be conditioned upon Landlord obtaining from its lender a subordination, non-disturbance and attornment agreement for the benefit of Tenant, in a form acceptable to the lender. Section 13.15 of the Original Lease is hereby deleted. Landlord hereby represents and warrants to Tenant that the Leased Premises is not subject to any mortgage as of the Fourth Amendment Effective Date.

14.Brokerage. Landlord and Tenant hereby represent and warrant to each other that, except for Jones Lang LaSalle (“Broker”) who shall be paid by Landlord in accordance with the terms of a separate agreement between Landlord and Broker, neither Landlord nor Tenant nor any of their representatives, employees or agents have dealt with or consulted any real estate broker in connection with this Lease. Without limiting the effect of the foregoing, each party hereby agrees to indemnify, defend and hold the other party harmless from and against any claim or demand made by any other real estate broker or agent claiming to have dealt or consulted with either party or their representatives, employees or agents contrary to the foregoing representation and warranty.
15.Right of First Refusal.  The ROFR set forth in Section 13.20 of the Lease is hereby deleted in its entirety.
16.Reaffirmation of Guaranty. Landlord has required Tenant to obtain for Landlord’s benefit an unconditional guaranty of Tenant’s performance of its obligations pursuant to the Lease, by Tenant’s parent company, Electronic Arts Inc. (“Guarantor”). Guarantor executed and delivered to Landlord a certain Guaranty at the time of Tenant’s execution of the Original Lease, which was reaffirmed with the execution and delivery of the Second Amendment and the Third Amendment. As a condition to and as additional consideration for Landlord entering into this Fourth Amendment, Guarantor shall provide the Reaffirmation of Guaranty attached hereto and incorporated herein by this reference, upon execution of this Fourth Amendment by Tenant.

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17.Third Amendment Contingencies. Landlord and Tenant acknowledge that the contingencies set forth in Section 6 of the Third Amendment have been satisfied.

18.Surrender of Expansion Premises. Landlord and Tenant acknowledge that the surrender of the Expansion Premises, as provided in Section 3 of the Third Amendment, has occurred.

19.Effect of Amendment; Conflict; Reaffirmation. Except as otherwise expressly modified or amended by this Fourth Amendment, the Lease remains unchanged and in full force and effect in accordance with its terms. In the event of a conflict between the terms and provisions of this Fourth Amendment and the Lease, the terms and provisions of this Fourth Amendment shall control and be given effect. This Fourth Amendment shall be binding upon and inure to the benefit of the Landlord and the Tenant and their respective successors and assigns. The parties hereby reaffirm the terms and provisions of the Lease, as amended by this Fourth Amendment, including without limitation any failure to have two witnesses on any prior amendment.

20.Counterparts. This Fourth Amendment may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

[Signatures on the Next Page]

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

Witnesses: /s/ Michael Cohen Print Name: Michael Cohen /s/ Andrea D. Cinca Print Name: Andrea D. Cinca
LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership

By: Liberty Property Trust, its sole general
    partner

   By: /s/ Michael T. Hagan
   Name: Michael T. Hagan
   Title: Chief Investment Officer
   Date: May 20, 2014

/s/ Ivan P. Purcell Print Name: Ivan P. Purcell /s/ Joseph A. Cowan Print Name: Joseph A. Cowan	TENANT: ELECTRONIC ARTS-TIBURON, A FLORIDA CORPORATION By: /s/ Curtis J. Wilhelm Name: Curtis J. Wilhelm Title: VP Global Facilities and Real Estate Date: May 16, 2014

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REAFFIRMATION OF GUARANTY

The undersigned Guarantor previously provided a certain Guaranty to Landlord in conjunction with the Lease, as defined in the foregoing Fourth Amendment. By executing this Reaffirmation of Guaranty, the undersigned Guarantor hereby consents to the terms and conditions of the foregoing Fourth Amendment, and ratifies and reaffirms the terms and conditions of the Guaranty, which Guaranty shall remain in full force and effect. The Guarantor hereby waives any defense to its obligations under the Guaranty based upon or arising out of the modifications to the Lease as provided in the First Amendment or in the foregoing Fourth Amendment. Notwithstanding any language contained in the Guaranty, Guarantor, to the extent permitted by law, waives any claim or other right which such Guarantor might now have or hereafter may acquire against Tenant, which arises from the existence or performance of such Guarantor’s liability or other obligations under the Guaranty.
IN WITNESS WHEREOF, the undersigned has executed the Reaffirmation of Guaranty on the date written below intending to be bound as of the Fourth Amendment Effective Date.

WITNESSES: /s/ Ivan P. Purcell Signature Ivan P. Purcell Print Name /s/ Joseph A. Cowan Signature Joseph A. Cowan Print Name	GUARANTOR: ELECTRONIC ARTS INC. By: /s/ Curtis J. Wilhelm Name: Curtis J. Wilhelm Title: VP Global Facilities and Real Estate Date: May 16, 2014

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EXHIBIT A

Tenant Maintenance Services

All maintenance of the interior of the Building, which shall, by definition, exclude the shell, roof, exterior windows and exterior walls of the Building, and which shall, notwithstanding the foregoing, exclude the repair, maintenance and servicing of all elevators within the Building. In addition, Tenant Maintenance Services shall include maintenance of the interior of the Garage, also expressly excluding the shell, roof and any exterior windows and exterior walls of the Garage and also excluding any repair, maintenance and servicing of the elevators in the Garage.

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Notwithstanding the generality of the foregoing, the maintenance obligations of Landlord and Tenant shall be as follows:

Tenant’s Responsibilities:

Building Fire Protection:
Inspections, Monitoring, Maintenance, Repairs
Extinguishers
Horn / Strobes
Panels
Pull Stations
Pumps
Smoke Detectors
Sprinklers
Backflows ( one for fire pump, one for domestic water)
Fire Drills
Monitoring Lines

HVAC:
Inspections, Monitoring, Maintenance, Repairs
Air Handlers
Cooling Towers
VAV’s & VFD’s
Heat Pumps
T-Stats
EMS (controllers, operation, programming, etc.)
Indoor Air Quality

Building Interior Maintenance & Interior Repair:
Building mechanical and electrical rooms
Plumbing including drains, drain cleaning, leaks, water fountains, faucets, toilets, sinks, urinals, pipes, hose bibs, and 2” backflow behind pylon signs.
All interior painting and metal maintenance including decorative metal medallions in lobby and elevators
Electrical including annual infrared surveys
All lighting including emergency and exit lights
Production Generators (2)
Inspections, Monitoring, Maintenance, Repairs

Life Safety Generator:
Inspections, Monitoring, Maintenance, Repairs

Miscellaneous:
Doors including all entrances

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Interior Landscaping
Holiday Decorations
Lobby Plants, Plant Containers
Lobby Woodwork
Signage
Pest Control
Interior Extermination
Janitorial
Interior Windows
Lobby Floor Granite & Tile Maintenance
Restroom Granite & Tile Maintenance
Carpet

1950 Garage Maintenance & Repair:
Maintenance and Repairs
Extinguishers
Lighting
Extermination
Stairs & handrails, landing
Striping, painting
Parking lot sweeping
Windows (Interior) [Exterior washing is Landlord’s responsibility.]
Signage

Exterior Janitorial:
Flower beds/sidewalks debris removal around 1950 building and 1950 garage
Cleaning, sweeping, pressure washing, trash removal and cob web removal of the following:
Garage
Patio
Breezeways (excluding pressure washing)
Loading Dock (excluding pressure washing)
Benches, tables, and trash cans in front of Building

All Electrical Power for Building and Garage (invoiced Directly to Tenant by Duke Energy)

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Landlord’s Responsibilities:

General:
Building Exterior Maintenance & Repairs
Breezeway (Excludes cleaning and but not pressure washing)
Roof Debris removal (excluding that created by Tenant’s contractors)
Painting
Concrete and Pavers
Roof Inspections, Maintenance, Repairs
Lightning Protection (Building and Garage)
Roof membrane (Leaks)
Bird protection
Exterior wall painting/maintenance
Exterior Windows – cleaning, leak repair, replacement when necessary
Leak repair
Fire Hydrants

Electrical Maintenance and Repair:
All campus exterior lighting including 1950 building breezeways
Pond fountains
Sidewalks
Concrete and Pavers
Campus Roadways
Asphalt repairs
Road Signage and marking
Road drainage
Trash and Recycle Removal
Campus Shared Power Invoiced to Liberty by Duke Energy
Pond Pumps

Garage Exterior :
Window Maintenance
Cleaning
Leak repair
Glass replacement

Campus Maintenance & Repairs:
Backflow preventer (behind generator) and irrigation meter

Landscaping including 1950 building patio:
Tree maintenance
Flower bed maintenance
Grass cutting
Pond debris removal

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Landscape irrigation
Fence maintenance

Building Elevators (three passenger and one freight):
Inspections, Monitoring, Maintenance, Repairs
Cables
Doors
Lights
Motors
Pits
Woodwork
Monitoring Lines

Garage Elevator:
Inspections, Monitoring, Maintenance, Repairs
Cables
Doors
Lights
Motors
Pits
Woodwork
Monitoring Lines

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EXHIBIT B

Tenant Security Procedures

Landlord shall be entitled to unlimited access to the Leased Premises at all times in the event of an emergency or to provide maintenance services to the elevators in the Building. Except in the event of an emergency or to provide maintenance services to the elevators in the Building, Landlord may not enter the Leased Premises without first checking in with the security personnel on the first floor of the Building and receiving an identification badge. Designated personnel of Landlord shall be provided a security badge to be kept at Tenant’s security area, so that such designated party is pre-approved for access to the Leased Premises. In addition and absent an emergency or to provide maintenance services to the elevators in the Building, no such access by Landlord shall be permitted except on reasonable prior notice to Tenant of not less than one business day. Moreover, except in the event of an emergency or to provide maintenance services to the elevators in the Building, access for Landlord may be denied by Tenant, to specific limited areas within the Leased Premises due to the sensitive nature of Tenant’s business operations. Tenant shall provide a detailed description of such excluded areas to Landlord (which shall not include an areas containing the elevators or related facilities), which may be updated from time to time by Tenant, and which limited area of exclusion is subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or denied.

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EXHIBIT C

Work Letter

This work letter (the “Work Letter”) is attached to and made a part of that certain Fourth Amendment to Lease (the “Fourth Amendment”) by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and ELECTRONIC ARTS-TIBURON, A FLORIDA CORPORATION, formerly known as Tiburon Entertainment, Inc., a Florida corporation (“Tenant”). In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Fourth Amendment, the terms and provisions of this Fourth Amendment shall control. Defined (capitalized) terms not otherwise defined herein shall have the same meaning as in the Fourth Amendment.
B A C K G R O U N D
The Building is a six story office building of which Tenant is the sole tenant and occupant pursuant to the Lease. The Garage which is associated with the Building is three stories and Tenant has the exclusive use of the Garage pursuant to the Lease. Each floor of the Building is occupied by different divisions or work units of Tenant who work independently of each other on the development and commercial release of interactive software games. The work and release schedules applicable to Tenant’s various divisions and work units are rigidly incorporated into all aspects of Tenant’s business. It is the express intent of Tenant that the work described in this Work Letter to be performed by Landlord in the Building shall be accomplished on a floor by floor basis in accordance with a schedule which has been initially established by Tenant. Each work unit on each floor within the Building shall be temporarily relocated elsewhere within the Premises while the work to such floor is being done. Each such work unit will move back into its floor when the work on its floor is substantially completed with the next work unit being relocated thereafter. Relocations shall be accomplished over a weekend in each case. Notwithstanding the foregoing, based upon the work and release schedules applicable to Tenant’s various divisions and work units, a delay in Landlord’s completion of Landlord’s Work on a particular floor may result in a delay in the schedule for the relocation for the work unit on such floor and/or the temporary relocation elsewhere within the Premises for the work unit on the next floor, which relocation delay may extend beyond the delay in Landlord’s completion of Landlord’s Work on such floor, but in no event shall such relocation delay last longer than fifteen (15) days. Accordingly, such work unit may not be able to return to its floor when the work on its floor is substantially completed and the work unit next scheduled to be relocated elsewhere within the Premises may not be able to be relocated upon the substantial completion of Landlord’s Work on the prior floor, for a period of up to fifteen (15) days.
This Work Letter sets forth the rights, duties, covenants and obligations of Landlord and Tenant with respect to Landlord’s Work, including the development, preparation, review and approval of all plans and specifications for Landlord’s Work and the engineering, construction and installation of Landlord’s Work, and will contemplate that the performance of Landlord’s Work will proceed generally in accordance with the following stages which may, to some extent, overlap, as provided more particularly below:

a.	Preparation and approval of all plans and specifications for Landlord’s Work;

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b.	Competitive bidding and selection of general contractor.

c.	Negotiation, preparation, review and approval of the contract with the general contractor performing Landlord’s Work, including, without limitation, approval of the billing process;

d.	Submission and approval of all plans and specifications by the appropriate governmental authorities and the issuance of all necessary permits and approvals.

e.	Construction and installation of all improvements constituting Landlord’s Work.

As used in this Work Letter, the term “Landlord’s Work” shall consist of two categories. The first category of Landlord’s Work shall mean and refer to the improvement and/or replacement of the HVAC system in the Building and all efforts and improvements associated therewith, including, without limitation, all mechanical, electrical and plumbing improvements required in connection therewith and shall be referred to herein as “Landlord’s MEP Work”. Landlord’s MEP Work is generally described in Schedule 1, attached hereto and made a part hereof. The second category of Landlord’s Work shall mean and refer to other tenant improvements desired by Tenant and is referred to herein as “Landlord’s TI Work”. Landlord’s TI Work is generally described in Schedule 2, attached hereto and made a part hereof. As used herein, the term “Landlord’s Work” shall mean and refer to Landlord’s MEP Work and Landlord’s TI Work, collectively.

Landlord’s MEP Work shall be performed by Landlord at its sole cost and expense and not as a part of the Allowance (as defined below). Landlord’s TI Work shall be performed by Landlord, subject to the Allowance. Tenant shall pay for all costs of Landlord’s TI Work in excess of the Allowance. The construction contract for Landlord’s MEP Work and Landlord’s TI Work shall provide for a system to be agreed upon by Landlord, Tenant and the general contractor for detailed and separate billing to facilitate the fair and equitable allocation of certain costs. Without limiting the foregoing, the parties contemplate that some elements of Landlord’s MEP Work and Landlord’s TI Work shall be distinct and separate elements, but some shall be apportioned by percentages to be agreed upon by the parties.

In addition to Landlord’s Work, Landlord shall improve and modernize the elevators in the Building at Landlord’s sole cost and expense, which work is referred to herein as “Landlord’s Elevator Work”. Landlord’s Elevator Work is generally described in Schedule 3, attached hereto and made a part hereof.

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A G R E E M E N T
1.Landlord’s Work. The parties hereby agree that all aspects of Landlord’s Work shall be subject to the prior written approval by Tenant, which shall not be unreasonably withheld, conditioned or delayed, including, without limitation, the following:

a.	The plans and specifications for Landlord’s Work (“Landlord’s Plans”);

b.	The contractor (“Landlord’s Contractor”) and all primary subcontractors and engineers to perform Landlord’s Work;

c.
The contract for Landlord’s Work (“Landlord’s Contract”), including, without limitation, all schedules and the duration of time allocated for the work to each floor, the phasing schedule for each floor, the liquidated damages provisions of Landlord’s Contract and the procedures to be followed by Landlord’s Contractor in order to minimize delay and interference.

The parties hereby acknowledge their agreement on the preliminary plans and specifications for Landlord’s Work which are shown in Schedule 4, attached hereto and made a part hereof.

Landlord and Tenant hereby agree that on or before July 1, 2014: (i) the parties shall agree upon the final plans and specifications for Landlord’s Work, and (ii) Landlord shall enter into Landlord’s Contract for Landlord’s Work. Landlord shall secure all consents and approvals for Landlord’s Work, all with the approval of Landlord and Tenant and such that Landlord’s Work shall commence on September 8, 2014. The review and approval of either party to Landlord’s Plans shall not imply that either party has confirmed that such plans comply with applicable laws, codes, rules and regulations. All costs and expenses for Landlord’s TI Work shall be borne by Landlord and shall be paid by Landlord, to the extent of the Allowance.
As to the plans and specifications for Landlord’s Work, the parties shall diligently work together to agree on the final Landlord’s Plans prior to the deadline set forth above.

With respect to the approval of Landlord’s Contractor and all primary subcontractors and engineers, the parties hereby agree on the following:

a.    The architect for Landlord’s Work shall be Baker Barrios Architect, Inc.;

b.    Landlord’s Elevator Contractor shall be Otis Elevator Company;

c.    Landlord’s MEP engineer shall be Sims Wilkerson Cartier Engineering, Inc.;

d.    Landlord’s Contractor shall be Brasfield & Gorrie, or such replacement reasonably acceptable to Landlord and Tenant.

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As to Landlord’s Contract, in addition to the matters set forth above, it is hereby agreed that Landlord’s Contract shall include, without limitation, the following:

a.    Provisions for the split billing system described in paragraph 3 below;

b.    Provisions that all written notices and other written communications required thereunder shall include a copy to Tenant;

c.    Landlord’s Contractor’s acknowledgement of the liquidated damages provisions contained herein;

e.    Landlord’s Contractor’s agreement to perform any work which generates excessive noise or vibration or other interference with Tenant’s business during times approved in advance by Tenant, but Tenant shall be obligated to give approval to sufficient times to allow Landlord’s TI Work to be timely completed, and if not, such refusal by Tenant to give such approval shall be considered a Tenant Delay (as defined below);

f.    Agreement between Landlord, Tenant and Landlord’s Contractor of all critical path items (“Critical Path Items”) in the work schedule to be established and agreed upon pursuant to Landlord’s Contract, as updated from time to time; and

g.    Provisions which name Tenant as an additional insured, as its interest may appear, on all insurance carried by Landlord’s Contractor and provisions which name Tenant as an indemnitee in any indemnity given by Landlord’s Contractor; and

h.    Provisions obligating Landlord’s Contractor to obtain a performance bond if requested by Tenant, the cost of which shall be deducted from the Allowance.

Changes to Landlord’s Plans may be made only as a result of (i) written request for change by Tenant (“Tenant Change”), (ii) written request for change by Landlord (“Landlord Change”), or (iii) request for change by the governmental body or bodies having jurisdiction over Landlord’s Work (“JHA Change”), any of which must be approved by Landlord and Tenant, except in the case of JHA Changes that are unavoidable. As used in this Work Letter, the term “Change” shall refer to Tenant Changes, Landlord Changes and JHA Changes, collectively or individually. Notwithstanding the foregoing, Landlord shall have the right to make reasonable and non-material changes/field adjustments to the Landlord’s Work to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to comply with any applicable requirements of public authorities and/or insurance bodies. All such changes/adjustments shall be noted on the applicable plans or documents. Except for such non-material changes/adjustments (which may be made immediately but memorialized by notation on the plans as provided above), modification to the Landlord’s TI Work must be made in accordance with the following provisions. Within a commercially reasonable period of time following any request for Change, but in a timely manner so as not to delay or adversely affect the Critical Path Items, Landlord and Tenant shall confer with Landlord’s Contractor to determine the effect of any such proposed Change on the cost of Landlord’s TI Work arising out of the Change and on the Schedule and/or the Cost Allocation (defined below),

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if any. In the event of any proposed Landlord Change or JHA Change, Tenant shall have a commercially reasonable period of time (assumed to be two (2) business days) to evaluate such proposed Change and either approve or negotiate such costs and/or the effect on the Schedule and/or the effect on the Cost Allocation or in the case of a JHA Change, to confer with the JHA regarding the necessary of such Change. Tenant shall have no obligation to approve any Landlord Change. It is understood and agreed that while Landlord and Tenant may be obligated to accept any JHA Change, Tenant shall have the opportunity to confer with the JHA and attempt to negotiate or modify such proposed JHA Change, at Tenant’s option.

With respect to any proposed Tenant Change, Tenant shall likewise have a commercially reasonable period of time following Tenant’s receipt of notice from Landlord’s Contractor of the proposed cost of such Tenant Change and effect on the Schedule and/or the effect on the Cost Allocation within which to either approve such cost, attempt to negotiate such costs or otherwise evaluate such costs. Landlord shall not be obligated to approve any Tenant Change, but if Landlord shall consider approving such Change, Landlord shall not do so unless and until Landlord and Tenant have agreed on the cost arising out of such Tenant Change and the effect on the Schedule and/or the effect on the Cost Allocation. Costs arising out of any Change to Landlord’s TI Work shall be borne by Tenant and will be paid out of the Allowance, and if the Allowance is not sufficient to cover such cost then Tenant shall pay the costs arising from the Change to Landlord’s TI Work, that exceeds the Allowance; costs arising out of changes to Landlord’s MEP Work shall be borne by Landlord.
2.Landlord’s Elevator Work. The parties hereby acknowledge that Landlord’s Elevator Work shall be performed by Landlord and shall include the work described in Schedule 3, attached hereto and made a part hereof (“Landlord’s Elevator Plans”). Without limiting the foregoing, it is hereby agreed that Landlord’s Elevator Contract shall include, without limitation, the following:

a.	Provisions requiring that the freight elevator be completed before March 15, 2014;

b.	Provisions that all written notices or other written communications required thereunder shall include a copy to Tenant;

c.	Landlord agrees that Landlord will not make any material changes to the existing contract for Landlord’s Elevator Work, without Tenant’s consent.
3.Allowance; Split Billing. The parties hereby agree that the sums to be paid to Landlord’s Contractor under Landlord’s Contract shall be broken down into two categories. The first category shall be equal to sums due for Landlord’s MEP Work and any costs and expenses of Landlord’s TI Work made more expensive or time consuming or otherwise resulting in additional costs and expenses arising out of Landlord’s MEP Work which shall be paid directly by Landlord to Landlord’s Contractor in accordance with the provisions contained herein and not as a part of the Allowance (as defined below). The second category shall be the sums due to Landlord’s Contractor under Landlord’s Contract for Landlord’s TI Work. Landlord hereby agrees to provide an Allowance of $2,112,450.00 (“Allowance”) which may be applied to all hard and soft costs of Landlord TI Work, including, without limitation, all costs and expenses for design, engineering, installation, permitting and construction of Landlord’s TI Work. Landlord shall be entitle to receive a construction

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management fee equal to 1% of the Allowance (“Management Fee”) to compensate Landlord for billings, payment and contractor-selection and coordination services; provided, further that under no circumstances shall Landlord charge any other construction supervision or management or other similar fee in connection with Landlord’s Work. The Management Fee shall be paid out of the Allowance. In addition, the Allowance may be applied to any and all hard and soft costs incurred by Tenant in connection with any work being done directly by Tenant, and not through Landlord’s Contract, including, by way of example, carpeting, low voltage cabling and lighting. With respect to any such costs incurred by Tenant directly, Landlord shall reimburse Tenant within thirty (30) days following written request therefor by Tenant to Landlord, accompanied by reasonably detailed substantiation of such costs, but only up to the amount of the Allowance. Any and all costs of Landlord’s TI Work over and above the Allowance (“TI Overage”) shall be borne by Tenant and shall be paid by Tenant, after the Allowance has been fully depleted, within thirty (30) days from written request for payment by Landlord, either to Landlord or as otherwise agreed by Landlord and Tenant. The TI Overage will not be required to be paid into escrow or paid before incurred. Until the Allowance has been fully depleted, Landlord shall pay for Landlord’s TI Work directly to Landlord’s Contractor.
Landlord and Tenant hereby agree that Landlord’s Contract shall include a mechanism to separate Landlord’s MEP Work and Landlord’s TI Work based upon the current estimated allocation of MEP and TI Work as set forth on Schedule 6 attached hereto and made a part hereof (“Cost Allocation”). The Cost Allocation shall be updated from time to time by Landlord with Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, as actual costs and/or final firm estimates for Landlord’s MEP Work and Landlord’s TI Work are obtained. In the event the Tenant disagrees with an update to the Cost Allocation, then Landlord and Tenant will discuss in good faith to resolve any differences in ten (10) days. Within ten (10) days following Landlord’s receipt of each periodic payment application issued by Landlord’s Contractor, Landlord shall provide a true, correct and complete copy of same to Tenant. Landlord shall timely make each periodic payment directly to Landlord’s Contractor. Once the Allowance has been fully depleted, Tenant shall pay to Landlord’s Contractor all amounts in excess of the Allowance, in accordance with the payment requirements contained in Landlord’s Contract but only if such payment requirements were approved by Tenant.

4.Construction Delay; Remedies.

A. Tenant expects to incur damage in the event that Landlord fails to timely commence and complete Landlord’s Work hereunder. Tenant hereby advises Landlord that Tenant’s schedule for Landlord’s Work must be accomplished hereunder on a floor by floor basis in accordance with the schedule attached hereto as Schedule 7 and made a part hereof (the “Schedule”). The Schedule will only contain all the target commencement and completion dates, which Schedule may be adjusted as provided in Section 4C below. The parties hereby acknowledge and agree that it will be difficult, if not impossible, to quantify the damages to Tenant in the event of the Landlord’s delays specified in this Section 4 and, desiring to obviate the expense of litigation, the parties hereby agree to the liquidated damages set forth herein.

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For each and every day of Landlord Delay (defined below), from and including the date upon which Landlord is obligated to complete a portion of Landlord’s Work to each floor of the Building until and including the date upon which Landlord delivers such floor to Tenant in the condition required by this Work Letter, Landlord shall be liable to Tenant, as Tenant’s sole monetary recovery, for liquidated damages in the amount of $1,295.00 per day.

Notwithstanding anything contained in this Fourth Amendment or the Lease to the contrary, the cumulative amount of all such liquated damages constitute a credit in favor of Tenant for any rent due by Tenant to Landlord.

B.    As used herein, the term “Substantial Completion” shall mean and refer to the date upon which possession of each floor is delivered to Tenant in conditions that comply with the Landlord’s Contract, as evidenced by the issuance of a temporary certificate of occupancy or its equivalent issued by the City of Maitland, Florida (“City”), and all such that Tenant may utilize such floor for the permitted use under the Lease. Moreover, Substantial Completion of each floor shall not be deemed to have occurred unless and until Landlord has provided the written certification of Landlord’s Contractor certifying that Landlord has achieved Substantial Completion of such floor as defined herein. Notwithstanding the foregoing, Substantial Completion of the entirety of Landlord’s Work must be evidenced by a final unconditional certificate of occupancy issued by the City and not by any temporary or conditional certificate of occupancy and otherwise in accordance with the foregoing provisions. Landlord shall give reasonable advance written notice to Tenant when Landlord anticipates that Landlord’s Work on each floor shall be Substantially Completed. Landlord and Tenant shall jointly inspect such floor with Landlord’s architect and develop a punch list of items that have not been completed, distinguishing between those items which must be completed prior to the floor being deemed Substantially Completed in order for Tenant to conduct its business and those items that can be completed by Landlord’s Contractor after Tenant takes occupancy for the purpose of conducting its business. Taking possession of such floor by Tenant shall be conclusive evidence as against Tenant that such floor is in the condition required by this Work Letter except for the punch list items which must be completed after Tenant occupies such floor and except for latent defects of which Tenant gives written notice to Landlord within one (1) year following the date upon which such floor is Substantially Completed. Landlord shall have Landlord’s Contractor complete the punch list items with commercially reasonable diligence and shall remedy latent defects of which Tenant gives notice to Landlord with commercially reasonable promptness.

C.    Notwithstanding the foregoing, if Landlord shall be delayed in delivering any particular floor or to commence or complete any aspect of Landlord’s Work as a result of:

1.    Tenant’s request for changes to Landlord’s Plans;

2.    The performance of any work by any person, firm or corporation employed or retained by Tenant;

3.    Tenant’s failure to timely make any payment to Landlord as described herein;

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4.    Tenant’s failure to timely perform any obligation under the Lease and/or this Work Letter;

5.    Any other act or omission by Tenant or its agents, representatives and/or employees;

6.    Delays arising out of JHA Changes,

7.    Failure or refusal by Tenant to give sufficient approval to allow Landlord’s TI Work to be timely performed as provided in Section 1(e) above,

8.    Tenant’s recommended action related to field change results, directly or indirectly, in a delay, as provided in Section 1 above.

9.    Any delay or failure in performance, including but not limited to acts of God, casualty, accidents, labor or material shortages, governmental restrictions, delays in governmental permitting or inspections, or any other causes or events that are beyond Landlord’s reasonable control, then, in any such event, such applicable floor or aspect of Landlord’s Work shall be deemed to have been substantially completed and delivered on the date that such floor would have been substantially completed and ready for delivery if such delay or delays have not occurred. The Delays set forth in subsections 1 through 8 above are collectively “Tenant Delays”, and the Delay set forth in subsection 9 above is a “Force Majeure Delay”. Any other delays shall be referred to herein as “Landlord Delays”. As used in this Work Letter, the term “Delays” shall mean and refer to Tenant Delays, Force Majeure Delay and Landlord Delays, collectively. With respect to Delays, the parties hereby agree as follows:

(a)    In the event of any Delay, Landlord and Tenant shall cooperate with each other in order to mitigate the effect of the Delay, whether by the mutual agreement on a change to Landlord’s Plans, the attempt to reach agreement with Landlord’s Contractor on an accelerated work schedule which may include additional work shifts or additional manhours, the payment of additional funds or such other appropriate actions, whether by the payment of money or otherwise, as are reasonably likely to mitigate the effect of the Delays.

(b)    Landlord shall provide five (5) days written notice to Tenant when Landlord determines that a Force Majeure Delay has occurred.

(c)    In the event of a Tenant Delay or a Force Majeure Delay, the Schedule shall be extended accordingly. In the event of a Landlord Delay, the Schedule shall not be extended accordingly, it being the intent that Landlord must take whatever commercially reasonable measures are necessary, and use commercially reasonable efforts, to eliminate the effect of such Landlord Delay as soon as practical.

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5.	Tenant Special Cure Rights.
A. If, for whatever reason, Landlord does not timely perform its obligations under Landlord’s Contract, and as such the commencement dates and the completion dates set forth in the Fourth Amendment as not achieved for any reason other than a Delay, Tenant shall have the right to replace Landlord in the management and performance of the Landlord’s Work, provided that Tenant gives Landlord written notice thereof (“Take Over Notice”) not later than thirty (30) days prior to the date upon which Tenant intends to do so, and any costs and expenses incurred by Tenant in doing so shall be paid out of the Allowance, and any amounts over and above the Allowance shall be the responsibility of Tenant. Once Tenant delivers a Take Over Notice to Landlord, Landlord shall be relieved of all obligations related to the Landlord’s Work, including, without limitation, the commencement, substantial completion and completion of the various components of Landlord’s Work. In order to facilitate the exercise by Tenant of its remedy described in the preceding sentence, Landlord will work in good faith with Tenant and Landlord’s Contractor to allow Tenant the right to perform Landlord’s obligations under Landlord’s Contract. In such event, the Landlord’s Contractor shall continue to perform under Landlord’s Contract for the benefit of Tenant and shall look to Tenant for the performance of the obligations of the Landlord thereunder. Upon Tenant’s delivery of a Take Over Notice, Tenant shall be deemed to waive any and all rights to any liquidated damages under Section 4A above that would have accrued thereafter, and all other rights and remedies related to Landlord’s Work, and Landlord shall no longer to be required to provide any warranties to with respect to the Landlord’s Work.
In the event the Tenant exercises its right to perform Landlord’s obligations to complete Landlord’s Work, as described in this Section, Tenant hereby agrees to indemnify, defend and hold Landlord harmless (with counsel selected by Landlord) from and against any loss, cost, damage, liability, expense or injury, including, without limitation, attorneys’ fees and other legal expenses whether incurred at or before the trial level or any appellate, bankruptcy or administrative proceeding, arising out of, or resulting from, the performance of such obligations but only thereafter, and not before, including, without limitation, any death or injury to any person or loss or damage to any personal property. In the event of any such death or injury or damage, Landlord shall provide written notice thereof to Tenant promptly following the date upon which Landlord become aware of same.

B. From and after the Take Over Date, but not before, all construction by Tenant shall be done in a lien-free, good and workmanlike manner and shall comply with all laws, permits, approvals and the Landlord’s Plans as approved by Landlord. Tenant shall be responsible in securing and maintaining all necessary governmental approvals and permits with respect to the Landlord’s Work not otherwise obtained by Landlord prior to the Take Over Date. Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s construction of the Landlord’s Work. The Landlord’s Work by Tenant shall be the property of Landlord upon the completion of such Landlord’s Work.

C. At least seven (7) business days prior to commencement of construction, Tenant shall deliver to Landlord a certificate of insurance for each of Tenant’s contractors, reasonably approved

O1037432.2 5/9/2014

by Landlord, evidencing the insurance coverage required in Landlord’s Contract, and naming Landlord as additional insured

D. From and after the Take Over Date, but not before, Tenant shall, with commercially reasonable diligence, pursue until completion the Tenant Improvements (or such portion so commenced), including, to the extent applicable and required by the appropriate governmental agencies, obtaining a certificate of occupancy/completion for that segment of the Landlord’s Work. Landlord shall have the right to conduct a walk-through inspection of the Premises to review the completed Landlord’s Work (or portion thereof) with 48 hours' advance written notice to Tenant. The warranties from Tenant’s contractor(s) shall be for the benefit of Landlord as well as Tenant and Tenant shall deliver complete copies of such warranties to Landlord upon receipt.

6.Indemnity. Landlord hereby agrees to indemnify, defend and hold Tenant harmless (with counsel selected by Tenant) from and against any loss, cost, damage, liability, expense or injury, including, without limitation, attorneys’ fees and other legal expenses whether incurred at or before the trial level or any appellate, bankruptcy or administrative proceeding, arising out of, or resulting from any death or injury to any person or loss or damage to any personal property arising out of Landlord’s Work and not caused, in whole or in part, by the negligence or wrongful acts of Tenant or Tenant’s agents, contractors or invitees. In the event of any such death or injury or damage, Tenant shall provide written notice thereof to Landlord promptly following the date upon which Tenant become aware of same.

7.	Miscellaneous.

a.Landlord agrees to submit to Tenant upon completion of all work a final set of as-built final drawings (one CADD disk) incorporating changes upon completion of Landlord’s Work.

b.Tenant designates and authorizes Ken Stuart on financial matters and Steve Berry on on-site coordination matters to act for Tenant in this Work Letter. Tenant has the right by written notice to Landlord to change its designated representative.

c.Landlord designates and authorizes Keith Harwell and Stephen Whitley to act for Landlord in this Work Letter. Landlord has the right by written notice to Tenant to change its designated representative.

d.All notices required hereunder will be in writing in accordance with provision for notices in the Lease.

e.Except as otherwise expressly set forth herein, with respect to any matter submitted to either party for its prior approval, such approval shall not be unreasonably withheld, delayed or conditioned.

8.Warranty. Landlord represents and warrants that the materials and equipment used in Landlord’s Work will be of good quality, new and carrying full manufacturers', distributors' and installers' warranties unless otherwise required or permitted by Landlord’s Plans and that Landlord’s

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Work will be in material conformance with the requirements of Landlord’s Plans, and manufacturers' recommendations. Any of Landlord’s Work not conforming to these requirements shall be considered defective. Landlord hereby warrants that for a period of one (1) year following the date of Substantial Completion hereunder that any defects in construction materials or workmanship shall be promptly replaced or remedied by Landlord without charge to Tenant. With respect to any items of Landlord’s Work requiring maintenance or repair by Tenant, Landlord shall assign to Tenant the benefit of any warranties received by Landlord for such items (including any warranties from Landlord’s contractor) and Landlord shall assign to Tenant any equipment warranties available to Landlord, all after the expiration of the one (1) year period referred to herein.

9.Access. Tenant, with Landlord’s prior permission, shall have access to each floor during construction on that floor provided that such access does not interfere with or delay work on such floor. In such event, Tenant shall cooperate with Landlord and Landlord’s Contractor so as not to interfere with its work.

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List of Schedules

Schedule 1 – General Description of Landlord’s MEP Work
Schedule 2 – General Description of Landlord’s TI Work
Schedule 3 – General Description of Landlord’s Elevator Work
Schedule 4 – Preliminary Plans and Specifications for Landlord’s Work
Schedule 5 – Intentionally Omitted
Schedule 6 – Cost Allocation
Schedule 7 – Schedule

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Schedule 1
General Description of Landlord’s MEP Work

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Schedule 2
General Description of Landlord’s TI Work

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Schedule 3
General Description of Landlord’s Elevator Work

Elevator Equipment

•	Provide and Install new controllers and landing systems

•	Provide and install AC VVVF drives and motors

•	Provide and install rope grippers and governors

•	Provide and install new roller guide assemblies for each car counter weights

•	Provide and install new door operators and door protection devices

•	Provide and install new hoist way door interlocks

•	Provide and install new pickup assemblies

•	Provide and install new push button fixtures; applied car push button panels, direction and position signal fixtures and surface mounted hall stations

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Schedule 4
Preliminary Plans and Specifications for Landlord’s Work

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INDEX

CURRENT REVISION	DWG. NO.	DRAWING TITLE	DATE	REVISION HISTORY
		ARCHITECTURE		
	G0	COVER SHEET & GENERAL INFORMATION	3/12/14	
	G0.1	SHEET INDEX	3/12/14	
	G2	WALL TYPES AND DETAILS	3/12/14	
	G1.3	LIFE SAFETY PLAN LEVEL 3	3/12/14	
	G1.4	LIFE SAFETY PLAN LEVEL 4-6	3/12/14	
	AD1.103	DEMOLITION PLAN LEVEL 3	3/12/14	
	AD1.104	DEMOLITION PLAN LEVEL 4	3/12/14	
	AD1.105	DEMOLITION PLAN LEVEL 5	3/12/14	
	AD1.106	DEMOLITION PLAN LEVEL 6	3/12/14	
	AD2.103	DEMOLITION PLAN REFLECTED CEILING LEVEL 3	3/12/14	
	AD2.104	DEMOLITION PLAN REFLECTED CEILING LEVELS 4-6	3/12/14	
	A1.100	PARTITION SCHEDULE	3/12/14	
	A1.103	FLOOR PLAN LEVEL 3	3/12/14	
	A1.104	FLOOR PLAN LEVEL 4	3/12/14	
	A1.105	FLOOR PLAN LEVEL 5	3/12/14	
	A1.106	FLOOR PLAN LEVEL 6	3/12/14	
	A1.106	FLOOR PLAN LEVEL 3 ENLARGED THEATER	3/12/14	
	A1.203	FLOOR PATTERN PLAN 3	3/12/14	
	A1.204	FLOOR PATTERN PLAN 4-6	3/12/14	
	A1.301	ENLARGED PLANS	3/12/14	
	A2.100	REFLECTED CEILING PLAN LEGEND	3/12/14	
	A2.103	REFLECTED CEILING PLAN LEVEL 3	3/12/14	
	A2.104	REFLECTED CEILING PLAN LEVEL 4	3/12/14	
	A2.105	REFLECTED CEILING PLAN LEVEL 5	3/12/14	
	A2.106	REFLECTED CEILING PLAN LEVEL 6	3/12/14	
	A3.103	INTERIOR ELEVATIONS	3/12/14	
	A3.104	INTERIOR ELEVATIONS	3/12/14	
	A4.200	FINISH LEGEND	3/12/14	
	A4.203	FINISH PLAN LEVEL 3	3/12/14	
	A4.204	FINISH PLAN LEVEL 4	3/12/14	
	A4.205	FINISH PLAN LEVEL 5	3/12/14	
	A4.206	FINISH PLAN LEVEL 6	3/12/14	
	A5.101	MILLWORK SECTIONS	3/12/14	

CURRENT REVISION	DWG. NO.	DRAWING TITLE	DATE	REVISION HISTORY
		PLUMBING		
	P1.000	SYMBOL LEGEND AND GENERAL NOTES - PLUMBING	3/12/14	
			3/12/14	
	PD1.103	DEMOLITION PLAN LEVEL 3 - PLUMBING	3/12/14	
	PD1.104	DEMOLITION PLAN LEVEL 4 - PLUMBING	3/12/14	
	PD1.105	DEMOLITION PLAN LEVEL 5 - PLUMBING	3/12/14	
	PD1.106	DEMOLITION PLAN LEVEL 6 - PLUMBING	3/12/14	
	P1.103	FLOOR PLAN LEVEL 3 - PLUMBING	3/12/14	
	P1.104	FLOOR PLAN LEVEL 4 - PLUMBING	3/12/14	
	P1.105	FLOOR PLAN LEVEL 5 - PLUMBING	3/12/14	
	P1.106	FLOOR PLAN LEVEL 6 - PLUMBING	3/12/14	
	P7.101	SPECIFICATIONS - PLUMBING	3/12/14	
		FIRE PROTECTION		
	FP1.000	SYMBOL LEGEND AND SPECIFICATIONS - FIRE PROTECTION	3/12/14	
	FP1.103	FLOOR PLAN LEVEL 3 - FIRE PROTECTION	3/12/14	
	FP1.104	FLOOR PLAN LEVEL 4 - FIRE PROTECTION	3/12/14	
	FP1.105	FLOOR PLAN LEVEL 5 - FIRE PROTECTION	3/12/14	
	FP1.106	FLOOR PLAN LEVEL 6 - FIRE PROTECTION	3/12/14	

CURRENT REVISION	DWG. NO.	DRAWING TITLE	DATE	REVISION HISTORY
		MECHANICAL		
	M1.000	SYMBOL LEGEND AND GENERAL NOTES - MECHANICAL	3/12/14	
			3/12/14	
	M1.001	SCHEDULES - MECHANICAL	3/12/14	
	MD1.100	OVERALL DEMOLITION PLAN - MECHANICAL	3/12/14	
	MD1.103	DEMOLITION PLAN LEVEL 3 - MECHANICAL	3/12/14	
	MD1.104	DEMOLITION PLAN LEVEL 4 - MECHANICAL	3/12/14	
	MD1.105	DEMOLITION PLAN LEVEL 5 - MECHANICAL	3/12/14	
	MD1.106	DEMOLITION PLAN LEVEL 6 - MECHANICAL	3/12/14	
	M1.103	FLOOR PLAN LEVEL 3 - MECHANICAL	3/12/14	
	M1.104	FLOOR PLAN LEVEL 4 - MECHANICAL	3/12/14	
	M1.105	FLOOR PLAN LEVEL 5 - MECHANICAL	3/12/14	
	M1.106	FLOOR PLAN LEVEL 6 - MECHANICAL	3/12/14	
	M1.301	ENLARGED PLAN - MECHANICAL	3/12/14	
	M1.302	RISERS AND SCHEMATICS - MECHANICAL	3/12/14	
	M1.303	CONTROLS DIAGRAMS AND SEQUENCES OF OPERATION	3/12/14	
	M5.101	DETAILS - MECHANICAL	3/12/14	
	M5.102	DETAILS - MECHANICAL	3/12/14	
	M7.101	SPECIFICATIONS - MECHANICAL	3/12/14	
	M7.102	SPECIFICATIONS - MECHANICAL	3/12/14	
	M7.103	SPECIFICATIONS - MECHANICAL	3/12/14	

CURRENT REVISION	DWG. NO.	DRAWING TITLE	DATE	REVISION HISTORY
		ELECTRICAL		
	E1.000	SYMBOL LEGEND - ELECTRICAL	3/12/14	
	E1.001	LIGHT FIXTURE SCHEDULE - ELECTRICAL	3/12/14	
	ED1.103	POWER SYSTEMS DEMOLITION PLAN LEVEL 3	3/12/14	
	ED1.104	POWER SYSTEMS DEMOLITION PLAN LEVEL 4	3/12/14	
	ED1.105	POWER SYSTEMS DEMOLITION PLAN LEVEL 5	3/12/14	
	ED1.106	POWER SYSTEMS DEMOLITION PLAN LEVEL 6	3/12/14	
	ED2.103	LIGHTING DEMOLITION PLAN LEVEL 3	3/12/14	
	ED2.104	LIGHTING DEMOLITION PLAN LEVEL 4	3/12/14	
	ED2.105	LIGHTING DEMOLITION PLAN LEVEL 5	3/12/14	
	ED2.106	LIGHTING DEMOLITION PLAN LEVEL 6	3/12/14	
	E1.103	POWER SYSTEMS FLOOR PLAN LEVEL 3	3/12/14	
	E1.104	POWER SYSTEMS FLOOR PLAN LEVEL 4	3/12/14	
	E1.105	POWER SYSTEMS FLOOR PLAN LEVEL 5	3/12/14	
	E1.106	POWER SYSTEMS FLOOR PLAN LEVEL 6	3/12/14	
	E2.103	LIGHTING FLOOR PLAN LEVEL 3	3/12/14	
	E2.104	LIGHTING FLOOR PLAN LEVEL 4	3/12/14	
	E2.105	LIGHTING FLOOR PLAN LEVEL 5	3/12/14	
	E2.106	LIGHTING FLOOR PLAN LEVEL 6	3/12/14	
	E3.101	POWER RISER DIAGRAM	3/12/14	
	E4.101	PANEL SCHEDULES - ELECTRICAL	3/12/14	
	E4.102	PANEL SCHEDULES - ELECTRICAL	3/12/14	
	E4.103	PANEL SCHEDULES - ELECTRICAL	3/12/14	
	E5.101	DETAILS - ELECTRICAL	3/12/14	
	E7.101	SPECIFICATIONS - ELECTRICAL	3/12/14	
	E7.102	SPECIFICATIONS - ELECTRICAL	3/12/14	

ALL IDEAS, DESIGNS, ARRANGEMENTS AND PLANS INDICATED OR REPRESENTED BY THIS DRAWING ARE OWNED BY AND THE PROPERTY OF BAKER BARRIOS ARCHITECTS, INC. AND WERE CREATED, EVOLVED, AND DEVELOPED FOR USE ON AND IN CONNECTION WITH THE SPECIFIED PROJECT. NONE OF THE IDEAS, DESIGNS, ARRANGEMENTS OR PLANS SHALL BE USED BY OR DISCLOSED TO ANY PERSON, FIRM, OR CORPORATION FOR ANY PURPOSE WHATSOEVER WITHOUT THE WRITTEN PERMISSION OF BAKER BARRIOS ARCHITECTS, INC. WARNING: REPRODUCTION HEREOF IS A CRIMINAL OFFENSE UNDER 18 U.S.C. SEC. 506 UNAUTHORIZED DISCLOSURE MAY CONSTITUTE TRADE SECRET MISAPPROPRIATION IN VIOLATION OF I.C.24-2-3-1 ET. SEQ. AND OTHER LAWS. THE IDEAS, ARRANGEMENTS AND DESIGNS DISCLOSED HEREIN MAY BE PATENTED OR BE THE SUBJECT OF PENDING PATENT APPLICATION.

No.	Date	Revisions / Submissions	D.	CK.
	3/12/14	PERMIT SET	SF	MM
	12/20/13	60% DESIGN DEVELOPMENT	SF	MM

Baker Barrios
AA0002981 + LC26000427
189 S. ORANGE AVE, SUITE 1700
ORLANDO, FLORIDA 32801
407 . 926 . 3000
INFO@BAKERBARRIOS.COM
BAKERBARRIOS.COM

EA SPORTS
1950 SUMMIT PARK DRIVE
ORLANDO, FLORIDA 32810

SHEET INDEX

PROJECT NO.: 130214.00

G0.1

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Schedule 5
INTENTIONALLY DELETED

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Schedule 6
Cost Allocation
as of May 16, 2014

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Contractor Submitting	ORIGINAL BREAKDOWN 1/22/2014 Infrastructure	ORIGINAL BREAKDOWN 1/22/2014 Tenant	REVISED BREAKDOWN 2/5/2014 Infrastructure	REVISED BREAKDOWN 2/5/2014 Tenant
Div 1	General Conditions (Precon Costs)					
	Supervision & Management - Schedule durations for AHU work occur in first 4 weeks of the project and balance of tenant work in last four weeks. If this work was stand alone, it would most likely be a 6 to 8 week process however a prorate of gc's 50/50 gives each project the benefit of sharing gc's. Based on schedule shown this can be carried over for all time sensitive items. Direct cost markup like gl, safety, insurances and permit would be based strictly on dollar values but with pure gc's a 50/50 breakdown should be considered equitable		215,119	139,278	177,199	177,199
	Building Permit - The spread of this line item will be updated based on the percentage of Infrastructure and Tenant Cost		27,234	17,633	23,861	19,815
	General Liability Insurance - The spread of this line item will be updated based on the percentage of Infrastructure and Tenant Cost		24,758	16,030	21,685	18,008
	Subcontractor Default Insurance					
	Non Staff General Conditions - General conditions will be prorated 50/50 (See Supervision & Management)		19,137	12,390	15,764	15,764
	General Conditions Total	-	**286,248**	**185,331**	**238,508**	**230,785**
Div 2	Site work					
	Demolition (including floors & ceilings) - 39% of the acoustical ceiling removal will be part of the tenant		42,541	84,645	38,502	88,684
	Landscaping/Irrigation (allowance for repairs)					
	Site Work Total	-	**42,541**	**84,645**	**38,502**	**88,684**
Div 3	Concrete					
	Concrete Total	-	-	-	-	-
Div 4	Masonry					
	Masonry Total	-	-	-	-	-
Div 5	Metal					
	Steel					
	Misc. Metals (allowance to cover unknowns)					
	Column Covers					
	Metal Total	-	-	-	-	-

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Div 6	Wood & Plastics						
	Carpentry			10,177			10,177
	Cabinets, millwork			118,287			118,287
	Wood Total	-	-	**128,464**		-	**128,464**
Div 7	Thermal & Moisture Protection (Spray-on fireproofing patch allowance) - 39% of the fireproofing patching to be allocated to Tenant		15,000			9,150	5,850
	Thermal & Moisture Protection Total	-	**15,000**	-		**9,150**	**5,850**
Div 8	Doors & Windows						
	Doors, Frames, Hardware			20,951			20,951
	Glass, Glazing			1,408			1,408
	Folding Partition Wall						
	Aluminum Sills						
	Caulking /Sealants						
	Doors and Windows Total	-	-	**22,359**		-	**22,359**
Div 9	Finishes						
	Drywall			104,884			104,884
	Acoustical Ceilings - 39% of the ceiling tile is being replaced for all ductwork downstream of the VAVs		187,849	400		114,587	73,662
	FRP						
	Painting /Wall covering			137,843			137,843
	Ceramic Tile			126,772			126,772
	Granite Flooring						
	Carpet (prep & labor to install only)			165,339			165,339
	Resilient Flooring/Vinyl (base)						
	Raised Computer Flooring						
	Finishes Total	-	**187,849**	**535,238**		**114,587**	**608,500**
Div 10	Specialties						
	Projection Screens/Whiteboards			39,169			39,169
	Install Owner provided monitors						
	Toilet Accessories/Partitions						
	Signage						
	Window Blinds (Remove and Bag)			2,316			2,316
	Fire Extinguishers						
	Specialties Total	-	-	**41,485**		-	**41,485**
Div 11	Equipment						
	Storage Racks						
	Appliances			17,376			17,376

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Schedule 7

Schedule

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EXHIBIT D

Intentionally Deleted

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EXHIBIT E

Depiction of Potential Athletic Field

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EXHIBIT F

Exclusions from CAM Charges

(a)    Wages, salaries, compensation and labor burden for any employee of Landlord or Landlord’s property management company above the level of property manager; to the extent that any such employee at or below the level of property manager does not devote substantially all of his time to the Building, such wages, salaries, compensation and labor burden shall be reasonably allocated on the basis of actual time spent on managing and operating the Building;
(b)    Amounts received by Landlord consisting of proceeds of insurance, proceeds of condemnation or other compensation received by Landlord to the extent that such proceeds or compensation are for CAM Charges which were previously included in CAM Charges hereunder;
(c)    Costs of repairs, replacements, rebuilding or other work incurred by reason of (i) fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance or would have been compensated therefor if Landlord maintained insurance of the type and in an amount customarily carried by owners of first class office buildings similar to the Building in Maitland, Florida, or (ii) the exercise of the right of eminent domain;
(d)    Advertising and promotional expenditures, including, without limitation, expenses for promotional parties directed at the real estate brokerage community, (including gift give-aways);
(e)    Any expenses for which Landlord has a right of reimbursement from others;
(f)    Interest, charges and fees incurred on debt, payment on mortgages and rent on ground leases, and costs expended in connection with any sale, hypothecation, financing, refinancing or ground lease of the Building, the Leased Premises, or any portion thereof, or of Landlord’s interest therein;
(g)    Any expenses in providing service to any tenant of the Project which is not also provided to Tenant;
(h)    All expenses of work, including painting and decorating and maintenance and repair, which Landlord performs for any tenant other than Tenant, including, without limitation, architectural and engineering fees, permits, license and inspection fees and all expenses in connection with the design and installation of tenant improvements for other tenants in the Building or incurred in connection with the improving, painting or redecorating vacant space for any other tenants or other parties;
(i)    Any depreciation (except as may be set forth hereinbelow); Notwithstanding the foregoing, Landlord may continue current practice to charge for accelerated equipment depreciation resulting from excess use beyond the normal operating hours contained in Schedule 3.

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(j)    Any damage award paid by Landlord to any person for personal injury or property damages which is not the result of any act, omission or negligence of Tenant;
(k)    Amounts paid to any affiliates of Landlord for services on or to the Building, to the extent that such amounts exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience, including the property management fee;
(l)    Expenses incurred in connection with the removal, remediation or other treatment of any Hazardous Materials defined as such as of the date hereof and any judgments, fines, penalties or other expenses incurred in connection with any Hazardous Materials exposure or release by Landlord, except to the extent that the foregoing is caused by the illegal storage, use or disposal of the Hazardous Materials in question by Tenant or Tenant’s agents, contractors or invitees;
(m)    Costs occasioned or incurred by the act or omission or violation of law by Landlord, any occupant of the Building (other than Tenant, or its respective agents, employees or contractors), including fines, penalties, late payments and costs incurred by Landlord due to violation of law or permits, leases or contracts pertaining to the Building;
(n)    Landlord’s general overhead or any other expense not directly related to the Building and costs associated with the operation of Landlord’s business as the same are distinguished from the cost of operation of the Building, including company accounting and legal matters;
(o)    Costs and expenses for which Tenant reimburses Landlord directly or which Tenant pays directly to a third person;
(p)    Costs of correcting defects in or inadequacy of the Landlord’s Work, including costs to correct any design or construction defect in the Leased Premises or to comply with any restrictive covenants, underwriters’ requirements or law applicable to the Leased Premises and which was in effect as of the date hereof;
(q)    Any reserves for any purpose, any bad debt, rent loss or reserves for bad debt or rent loss;
(r)    Expenses of the acquisition of sculpture or other art work;
(s)    Penalties, fines, late payment fees and other charges incurred as a result of late payment of any CAM Charges by Landlord, its agents, employees and independent contractors;
(t)    Expenses for which Landlord is required to indemnify Tenant under the Lease;
(u)    Costs of compliance with the American with Disabilities Act of 1990, and the rules and regulations promulgated thereunder, except to the extent arising out of alterations made by Tenant to the Leased Premises, or any portion thereof;

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(v)    The cost of any capital improvements other than (i) the cost of capital improvements to conform to changes in the law subsequent to the date hereof (“Required Capital Improvements”), unless excluded under any other subsection hereunder, and (ii) the cost of any capital improvements designed primarily to reduce CAM Charges, to the extent that such improvements do in fact reduce CAM Charges (“Cost-Saving Improvements”) and the cost of any other repairs, alterations, improvements and equipment which must be capitalized under generally accepted accounting principles; expenses for Required Capital Improvements and Cost Savings Improvements shall be amortized at a market rate of interest over the useful life of such capital improvement as reasonably determined by Landlord’s accountants in accordance with generally accepted accounting principles, consistently applied.
Notwithstanding anything contained in this Lease to the contrary, to the extent that any employees, utilities or other services or costs which are included within CAM Charges are attributable to the Building and other buildings on a common basis, such CAM Charges shall be reasonably allocated by Landlord to the Building. In addition, if any common areas now or hereafter constructed in the Project or on any other land which serve the Building or the Garage in addition to improvements constructed upon property other than the Leased Premises, including by way of example, any plazas, parking garages, recreational features or the like constructed hereafter upon property located adjacent to the Land, then the CAM Charges allocable to such common areas shall be reasonably allocated by Landlord among the Building, the Garage and such other buildings.

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